Exhibit 99.1

February 1, 2006

Rob Glaser
c/o RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, WA 98121

Dear Rob:

In consideration for your excellent leadership and outstanding efforts relating to the Microsoft antitrust case and your continued employment with RealNetworks, the Board of Directors of RealNetworks is pleased to offer you the bonus plan and payments described in Exhibit A (the “Bonus Payments”).

You will be entitled to receive the Bonus Payments unless RealNetworks has terminated your employment for Cause, as defined below, or you voluntarily choose to end your employment with RealNetworks, in which case you will not be entitled to any Bonus Payments after the date of your termination or voluntary resignation. Once paid, a Bonus Payment will be considered final and irrevocable. If RealNetworks materially changes your job responsibilities, moves your primary workplace by more than 15 miles or is acquired by a third party, any subsequent resignation by you will not be considered “voluntary” and you will be entitled to receive all Bonus Payments on your last day of employment. In the event of your death or permanent disability, you or your heirs will be entitled to receive all Bonus Payments within 30 days. In addition, in the event of any mutually agreed (a) change in your employment status to part-time for a continuous period lasting greater than three months or (b) leave of absence for a continuous period lasting greater than three months, the Bonus Payments may be adjusted to reflect appropriately such change in status (for example, by altering the payment schedule, pro-rating the payments, tolling the payment schedule or such other mechanism as agreed by the parties). Notwithstanding the previous sentence, there shall not be any adjustment to the Bonus Payments or schedule as a result of any change in employment status relating to disability (other than a permanent disability as described above), medical or family leave or other FMLA-related leave.

As used in this agreement, “Cause” means conduct involving one or more of the following: (i) your substantial and continuing failure after written notice to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; or (ii) willful misconduct, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks resulting in any case in material harm to RealNetworks.

Sincerely,

The Board of Directors of RealNetworks, Inc.

By: /s/ Jeremy Jaech
Jeremy Jaech, on behalf of the
Board of Directors of RealNetworks, Inc.

I have read and agree to the terms of the incentive bonus agreement contained in this letter.

Name: /s/ Rob Glaser
Rob Glaser

Date: February 1, 2006

Exhibit A
to Incentive Bonus Agreement

Schedule of Bonus Payments – Rob Glaser

Amount	Date Payable
$1.45 million	February 1, 2006

$725,000	July 15, 2006

$725,000	January 15, 2007